Exhibit 10.42

HOST MARRIOTT CORPORATION

SEVERANCE PLAN FOR EXECUTIVES

SECTION 1 — PURPOSE

The purpose of the Host Marriott Severance Plan for Executives (“Plan”) is to provide severance pay and benefits to certain Executives of Host Marriott Corporation and its subsidiaries (collectively the “Company”) whose employment is terminated by the Company or by the Executive. The severance pay and benefits available under this Plan vary depending upon the Participant’s title and the circumstances of his or her termination of employment, and they are contingent upon the execution of a release in favor of the Company.

The Plan is intended to be an “employee welfare benefit plan” as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended. Severance benefits for covered Executives shall be determined exclusively under this Plan. All of the corporate policies and practices regarding severance, or similar payments upon employment termination, with respect to Executives eligible to participate herein are hereby superseded by this Plan. Benefits under this Plan are in no way contingent upon retirement under any Company retirement plan. The severance pay and benefits available under this Plan do not represent the payment of income deferred for services performed during employment.

SECTION 2 — DEFINITIONS

The following capitalized terms shall have the meanings set forth in this Section 2 unless the context clearly indicates otherwise:

2.1    “Administrator” means the Company or its delegees.

2.2    “Average Bonus” means the sum of the Executive’s actual paid bonus for the three years prior to the Severance Date divided by three.

2.2    “Base Salary” means the Executive’s current annual base salary, excluding the Executive’s annual bonus and all other forms of compensation and allowances.

2.3    “Company” means Host Marriott Corporation and its subsidiaries.

2.4    “Cause” means any conduct that in the reasonable judgment of the Board of Directors is detrimental to the interests of the Company. Such conduct shall include, without limitation:

(A)    failing to perform assigned duties in a reasonable manner;

(B)    failing to perform assigned duties as a result of incompetence or neglect;

(C)    engaging in any act of dishonesty or bad faith with respect to the Company or the Company’s affairs;

(D)    committing any act or crime that reflects unfavorably on the Executive or the Company; or

(E)    engaging in any other conduct that in the reasonable judgment of the Board justifies termination.

A determination of Cause by the Board of Directors shall be final and binding on the parties for all purposes; provided however that such determination may not be arbitrary or capricious.

2.5    “Change in Control” means:

(A)    the acquisition of at least thirty five percent (35%) of the voting stock of the Company by a third party;

(B)    the merger, dissolution, liquidation, consolidation, reclassification or other reorganization of the Company in which the Company does not survive or is not the surviving entity;

(C)    the sale of the Company under circumstances in which the Company becomes a subsidiary or affiliate of any other individual, partnership, corporation, trust, or other legal entity;

(D)    the sale of substantially all of the assets of the Company; or

(E)    a determination by the Company’s Board of Directors, or by a court or administrative agency with jurisdiction over the Company, that a change of control has occurred.

The term “Change in Control” shall not include the act of converting the Company to another form of legal entity.

2.6    “Disability” means a physical or mental infirmity which impairs the Executive’s ability, with or without reasonable accommodation, to substantially perform his duties as assigned and which continues for a period of at least one hundred eighty (180) days. An Executive on approved Family and Medical leave, worker’s compensation or other medical or disability related leave will be subject to the appropriate Company leave policy as it applies to returning to work and after returning to work. The Company’s determination as to whether Executive is Disabled for purposes of this Plan shall be final and binding on all parties concerned.

2.7    “Effective Date” means             .

2.8    “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.9    “Executive” means any active, full-time Executive of the Company who is listed on Exhibit B hereto, as amended from time to time. These individuals shall include the Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, Chief Development Officer and individuals with the title of Senior Vice President as determined in the sole and absolute discretion of the Company. For purposes of this Plan, “Executive” excludes any individual who has an individual employment or severance agreement with the Company.

2.10    “Good Reason” means the occurrence of any of the following events or conditions:

(A)    a materially adverse change in the Executive’s title, position or level of responsibility without the Executive’s written consent or the assignment to the Executive of any duties or responsibilities which are inconsistent with his title, position or level of responsibility, except in connection with the termination of his employment for Disability, Cause, as a result of his death, or by the Executive other than for Good Reason;

(B)    failure to pay the Executive any compensation or benefits to which he is entitled within fifteen days of the date due; or

(C)    the occurrence of any of the following events or conditions in the year immediately following a Change in Control:

(i)    a reduction in the Executive’s Base Pay;

(ii)    the failure by the Company to provide the Executive with compensation (including Base Salary and bonus compensation) and benefits, in the aggregate, at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under compensation or employee benefit plans, programs and practices as in effect prior to the Change in Control.

(iii)    the Company requiring the Executive to be based at any place outside a 50-mile radius from the work location at which the Executive was based on the Effective Date or such other place as the Executive is assigned prior to the Change in Control, except for reasonably required travel on the Company’s business which is not greater than such travel requirements prior to the Change in Control;

(iv)    any purported termination of the Executive’s

employment for Cause by the Company which does not comply with the terms of Section 2.4;

(v)    the failure of the Company to obtain an agreement, satisfactory to the Executive, from any successor or assign of the Company to assume and agree to adopt this Plan for a period of at least one year from the Change in Control;

(vi)    the failure by the Company to provide equivalent or greater vacation, holiday and sick leave to that available to the Executive immediately prior to the Change in Control.

(vii)    any event or condition described in this Section which occurs prior to a Change in Control but which the Executive demonstrates (a) was at the request of a third party who has indicated an intention or taken steps reasonably calculated to effect a Change in Control (a “Third Party”), or (b) otherwise arose in connection with, or in anticipation of a Change in Control, notwithstanding that the event or condition occurred prior to the Change in Control; provided that this subsection 2.10(C)(iv) shall apply only if the Change in Control giving rise to such events or conditions is actually consummated.

2.11    “Participant” means an Executive who is notified by the Company in writing that he is listed on Exhibit B hereto.

2.12    “Plan” means the Host Marriott Corporation Severance Plan for Executives.

2.13    “Plan Year” means the calendar year.

2.14    “Pro Rata Bonus” means the amount equal to the Executive’s full target bonus for the current fiscal year of the Company, determined in accordance with the applicable incentive compensation plan, multiplied by a fraction the numerator of which is the number of days in the incentive plan year through the Severance Date and the denominator of which is 365.

2.15    “Release Agreement” means the Severance Agreement and Release in the substantially form hereto as Exhibit A and as acceptable to the Company, which shall include a general release given by the Participant to the Company regarding employment-related claims, covenants against competition and the solicitation of employees and customers of the Company, and other matters as stated therein. The Release Agreement shall bind the Participant and the Company.

2.16    “Severance Date” means the date established by the Company or the Executive, as applicable, as a Participant’s last day of employment. If the Executive’s employment is terminated by the Company for Cause or due to Disability, the Company

shall provide the Executive is at least thirty (30) days notice of the Severance Date. If the Executive is terminating his employment, the Executive shall provide the Company with thirty (30) days notice of the Severance Date.

2.17    “Successor” means any employer (whether or not the employer is affiliated with the Company) which acquires (through merger, consolidation, reorganization, transfer, sublease, assignment, or otherwise) all or substantially all of the business or assets of the Company, or of a division of the Company.

SECTION 3 — ELIGIBILITY AND PAYMENT

3.1    Subject to Sections 3.2, 3.3, and 3.4 of this Plan, an Executive shall become a Participant if, on or after the Effective Date, the Executive is notified by the Company that he or she is a Participant.

3.2    A Participant shall be entitled to the severance pay set forth in Section 4 hereof, if:

(A)    he or she returns and does not revoke a completed and executed Release Agreement to the Company within the time period specified in the Release Agreement after such person’s Severance Date; and

(B)    he or she is not and does not become disqualified from receiving severance pay pursuant to Section 3.3 hereof at any time prior to such person’s Severance Date; provided, that a Participant shall be disqualified from receiving or retaining any severance pay hereunder if he breaches the Release Agreement.

3.3    A Participant shall not be entitled to receive or retain the severance pay set forth in Section 4 hereof, if the Executive:

(A)    fails to return a properly signed Release Agreement to the Company within the time period specified in the Release Agreement after that person’s Severance Date;

(B)    revokes such Release Agreement within the time period specified in the Release Agreement;

(C)    prior to his or her Severance Date, the Executive:

(i)    terminates voluntarily his or her employment;

(ii)    fails to show up and properly attend work; or

(iii)    fails to adequately perform his or her employment duties as established by the Company in its reasonable judgment;

(D)    begins employment or provides services as an independent contractor with or for the Company or any of its affiliates within 6 months following his or her Severance Date;

(E)    rejects an offer or fails to accept an offer of another position from a Successor or from any affiliate of the Company on or before his or her Severance Date; provided, however, that an Executive may still receive his or her severance benefits despite rejecting such offer if the rejection or failure to accept is for Good Reason; or

(F)    prior to the Severance Date, the Company terminates the employment of the Executive and:

(i)    the termination is for Cause, as determined by the Company in its reasonable judgment; or

(ii)    the Company determines after such termination that the Executive had engaged in conduct that would have constituted Cause had such conduct been known to the Company prior to such termination.

3.4    Prior to the Severance Date, such Participant will receive a Release Agreement, substantially in the form attached to this Plan as Exhibit A. If the Participant accepts and agrees to his or her severance pay and benefits as determined, he shall execute the Release Agreement and return it to the Vice President, Human Resources within the time period specified in the Release Agreement following his Severance Date. Such Release Agreement must be timely and appropriately executed by its terms for the Participants to qualify for payments and benefits under Section 4.

SECTION 4 — AMOUNT AND PAYMENT OF SEVERANCE PAY

4.1    If the Executive’s employment with the Company is terminated by the Company for Cause or Disability, or by reason of the Executive’s death, or by the Executive without Good Reason, then Company shall pay the Executive all amounts earned or accrued through the Severance Date but not paid as of the Severance Date, including:

(A)    Base Salary; and

(B)    reimbursement for reasonable and necessary expenses incurred by the Executive on behalf of the Company during the period ending on the Severance Date; (collectively, “Accrued Compensation”).

In addition to the foregoing, if the Executive’s employment is terminated by the Company because of Disability or Death, the Company shall pay to the Executive or his beneficiaries an amount equal to the Executive’s Pro Rata Bonus.

4.2    Except as otherwise provided in Section 4.3, if the Executive’s employment with the Company is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to the following:

(A)    the Company shall pay the Executive all Accrued Compensation;

(B)    the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Severance Date an amount (the “Severance Amount”) in cash equal to:

(i)    two (2) times the sum of the Executive’s Base Salary and the Executive’s Average Bonus if the Participant is the Chief Executive Officer of the Company; or

(ii)    one (1) times the sum of the Executive’s Base Salary and the Executive’s Average Bonus if the Executive is any other Participant.

4.3    If during the one year immediately following a Change in Control, the Executive’s employment with the Company is terminated by the Company without Cause, or by the Executive for Good Reason, the Executive shall be entitled to the following:

(A)    the Company shall pay the Executive all Accrued Compensation; and

(B)    the Company shall pay the Executive as severance pay and in lieu of any further compensation for periods subsequent to the Severance Date an amount (the “Severance Amount”) in cash equal to:

(i)    three (3) times the sum of the Executive’s Base Salary and the Executive’s Average Bonus if the Participant is the Chief Executive Officer of the Company; or

(ii)    two (2) times the sum of the Executive’s Base Salary and the Executive’s Average Bonus if the Executive is any other Participant.

4.4    Participants shall have the right to continue medical and dental benefits under the continuation health coverage provisions of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) after his or her Severance Date, if otherwise eligible. To the extent that the Participant is eligible for and elects COBRA coverage, the Company shall cover the premium cost of such coverage on a monthly basis for the lesser of (I) 18 months; or (ii) until Participant no longer qualifies to participate.

The Company’s obligation to cover this premium cost is limited to Participants who are eligible to receive severance payments pursuant to Section 4.2 or Section 4.3 of the Plan and further to the extent that such an Executive becomes eligible to obtain any such benefits under a subsequent employer’s benefit plans. At the end of the Executive’s Company paid COBRA coverage, the Executive may continue COBRA coverage at the Executive’s expense and to the extent eligible under the terms of such Plan. In no event shall any Participant be entitled to a cash payment in lieu of health coverage.

4.5    The severance pay provided for in this Section 4 shall be paid as soon as practicable after the Participant’s Severance Date. The Company may determine, in its sole and absolute discretion, to pay such amounts in one lump sum or in installments; provided that the Severance Amount shall be paid in full within twenty-four (24) months of the Severance Date.

4.6    The severance pay and benefits provided for in this Section 4 shall be in lieu of any other severance pay to which the Executive may be entitled under any Company severance plan, program or arrangement.

4.7    Employment taxes and all other deductions required by law or by any other Company plan, program or policy, shall be withheld from all severance payments. In addition, any amount payable under this Section 4, shall be reduced (but not below zero) by any payment made as required by government-mandated programs that require payment of wages and fringe benefits in lieu of notice of closing, layoffs or termination of employment.

4.8    Participants shall be paid for normal termination vacation pay and any other earned pay (if any) pursuant to existing Company policy and applicable state law.

4.9    Benefits under any other employee benefit plans, including but not limited to, restricted stock grants, stock awards, tax-qualified retirement plans, retiree health care plans, fringe benefit plans, incentive compensation plans, stock option plans and nonqualified deferred compensation plans, and life insurance plans, policies or programs sponsored by the Company are governed solely by the terms of those plans, programs or policies. Participants may exercise stock options, to the extent that such options are exercisable under their terms. This Plan does not change the eligibility, termination or other provisions for those benefits.

4.10    The Company may, in its sole and absolute discretion, offer additional benefits or programs which, if offered, shall be described in appendices to this Plan.

4.11    The Company reserves the right to offset the benefits payable under Section 4, by any advance, loan or other monies the Participant owes the Company.

SECTION 5 — DEATH BENEFITS

5.1    If a Participant dies before receiving all of his or her severance pay due under this Plan, such pay will be distributed in one lump sum cash payment to the Executive’s executor or administrator, as applicable.

5.2    The Administrator may require that any individual or entity purporting to represent a Participant’s estate provide such proof of such status as the Administrator may deem appropriate, including but not limited to letters testamentary or letters of administration. The Administrator may also require that such individual, as a condition to receiving severance pay, agree in a provision to be incorporated in the Release Agreement, to indemnify and hold harmless the Administrator and such other persons deemed appropriate by the Administrator for any financial responsibility, liability or expense arising out of a claim by another party or parties asserting entitlement to all or part of the benefit payable hereunder. In addition, the Company reserves the right to offset the benefits payable under this Section 5 by any advance, loan or other monies the Participant, with respect to whom the severance pay is being paid, owes the Company.

SECTION 6 — BENEFIT LIMITATIONS

6.1    In the event that the Severance Amount and other benefits provided for in this Plan (i) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, then such severance benefits shall be either (i) delivered in full, or (ii) delivered as to the maximum extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by the Executive on an after-tax basis, of the greatest amount of severance benefits under this Plan, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.

6.2    A determination as to whether a reduction of Severance Payments will be made pursuant to Section 6.1 shall be made by the Company or at the Company’s expense by an accounting firm selected by the Company (the “Accounting Firm”). The Company shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Executive within five days of the Severance Date if applicable, or such other time as requested by the Company or by the Executive (provided the Executive reasonably believes that any of the Payments may be subject to the Excise Tax). For purposes of making the calculations required by this paragraph, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the

Executive shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. Within ten days of the delivery of the Determination to the Executive, the Executive shall have the right to dispute the Determination (the “Dispute”), which shall be subject to the claims procedures in Section 8. If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Executive subject to the application of Section 6.3 below.

6.3    In the event the Company shall determine that payments pursuant to this Plan would constitute an “excess parachute payments” thereby necessitating that Severance Payments be reduced in part if consistent with Section 6.1, the Executive may consult with the Company in determining the priority in which any benefit payment shall be reduced. Any such joint determination must be made no later than seven (7) days prior to the next regular full-pay cycle, otherwise the Company’s decision of which benefits shall be reduced or eliminated shall be final.

SECTION 7 — ADMINISTRATION

7.1    The Company shall have sole discretionary authority to interpret, apply and administer the terms of the Plan and to determine eligibility for and the amounts of benefits under the Plan, including interpretation of ambiguous Plan provisions, determination of disputed facts or application of Plan provisions to unanticipated circumstances. The Company’s decision on any such matter shall be final and binding.

7.2    The Company shall be the administrator of the Plan for purposes of Section 3(16) of ERISA and shall have responsibility for complying with any ERISA reporting and disclosure rules applicable to the Plan for any Plan Year. The Administrator may at any time delegate to any other named person or body, or reassume therefrom, any of its fiduciary responsibilities (other than trustee responsibilities as defined in Section 405(c)(3) of ERISA) or administrative duties with respect to this Plan.

7.3    The Administrator may contract with one or more persons to render advice or services with regard to any responsibility it has under this Plan.

7.4    Subject to the limitations of this Plan, the Administrator shall from time to time establish such rules for the administration of this Plan as the Administrator may deem desirable.

SECTION 8 — CLAIMS PROCEDURE

8.1    If a Participant believes he or she has not been provided with severance pay benefits due under the Plan, then the Participant may file a request for benefits under this Plan with the Human Resources Department or its delegate within ninety (90) days after the date the Participant believes he or she should have received such benefits. If a Participant makes such a request for benefits under the Plan and that claim is denied, in whole or in part, the Administrator shall notify the Participant of the adverse determination within ninety (90) calendar days unless the Administrator determines that special circumstances require an extension of time for processing. If the Administrator determines that an extension of time is necessary, written notice shall be furnished to the claimant prior to the end of the initial ninety-day period and the extension shall not exceed ninety days from the original ninety-day period. The extension notice shall indicate the special circumstances requiring an extension and the date by which the Administrator expects to render a determination. The Administrator shall notify the Participant of the specific reasons for the denial with specific references to pertinent Plan provisions on which the denial is based and shall notify the Participant of any additional material or information that is needed to perfect the claim and explanation of why such material or information is necessary. At that time the Participant will be advised of his or her right to appeal that determination, and given an explanation of the Plan’s review and appeal procedure including time limits, and a statement regarding the Participant’s right to bring a civil action under ERISA section 502(a) following an adverse determination or appeal.

8.2    A Participant may appeal the determination or denial by submitting to the Administrator within sixty (60) calendar days after receiving a denial notice by: (a) requesting a review by the Administrator of the claim; (b) setting forth all of the grounds upon which the request for review is based and any facts in support thereof; and (c) setting forth any issues or comments which the Participant deems relevant to the claim. The Participant may submit written comments, documents, records and other information relating to his claim. Upon request, the Participant may obtain free of charge, copies of all documents and records relevant to his claim.

8.3    The Administrator shall act upon the appeal taking into account all comments, documents, records and other information submitted by the Participant without regard to whether such information was submitted or considered in the initial benefit determination and shall render a decision within sixty (60) days or one hundred twenty (120) days in special circumstances after its receipt of the appeal. If the Administrator determines that an extension of time is necessary, written notice of the extension shall be furnished to the Participant prior to the end of the initial sixty-day period. The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Administrator expects to render a determination. The Administrator shall review the claim and all written materials submitted by the Participant, and may require him or her to submit, within ten (10) days of its written notice, such additional facts, documents, or other evidence as the Administrator in its sole discretion deems necessary or advisable in making such a review. On the basis of its review, the Administrator shall make an independent determination of the Participant’s eligibility for benefits and the amount of such benefits under the Plan. The decision of the Administrator on any claim shall be final and conclusive upon all persons if supported by substantial evidence. If the Administrator denies a claim on review in whole or in part, it shall give the Participant written notice of its decision setting forth the following: (a) the specific reasons for the denial and specific references to the pertinent Plan provisions on which its decision was based; (b) notice that the Participant may obtain free of charge, copies of all documents, records and other information relevant to the Participant’s claim; and (c) a statement of the Participant’s right to bring a civil action under section 502(a) of ERISA.

8.4    A Participant or his or her legal representative may appeal any final decision by filing an action in a federal court of competent jurisdiction, provided that such action is filed no later than 90 days after receipt of a final decision by the Participant or his or her legal representative.

SECTION 9 — GENERAL

9.1    The benefits and costs of this Plan shall be paid by the Company out of its general assets.

9.2    This Plan is intended to be an “employee welfare benefit plan”, as defined in Section 3(1), Subtitle A of Title 1 of ERISA. The Plan will be interpreted to effectuate this intent. Notwithstanding any other provision of this Plan, no Executive in the event of termination shall receive hereunder any payment exceeding three times that Officer’s annual compensation during the year immediately preceding the termination of his service, within the meaning of 29 C.F.R. Section 2510.3-2, as the same was in effect on the effective date of this Plan.

9.3    The Executive and the Company acknowledge that the employment of the Executive by the Company is “at will” and, prior to the Effective Date, may be terminated by either the Executive or the Company at any time. If prior to the Effective Date, the Executive’s employment with the Company terminates, the Executive shall have no rights under this Plan. Nothing in this Plan shall be construed to create for any Participant a right of continued employment with the Company.

SECTION 10 — AMENDMENT AND TERMINATION

The Company reserves the right to amend this Plan, in whole or in part, or discontinue or terminate the Plan; provided, however, that any such amendment, discontinuance or termination shall not affect any right of any Participant to claim benefits under the Plan or as in effect prior to such amendment, discontinuance or termination, for events occurring prior to the date of such amendment, discontinuance or termination. An amendment to this Plan, and/or resolution of discontinuance or termination, may be made by the Administrator, to the extent permitted by resolution of the Board of Directors.

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IN WITNESS WHEREOF, the Company has caused its officer, duly authorized by its Board of Directors to execute the Plan effective as of the 6th day of March, 2003.

HOST MARRIOTT CORPORATION

By:	/s/ Elizabeth A. Abdoo
Name: Elizabeth A. Abdoo Title: Executive Vice President, General Counsel and Corporate Secretary